Exhibit 99.1

News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Pat Stobb
330-796-6704
FOR IMMEDIATE RELEASE
Goodyear Announces Results of Exchange Offer and
Related Consent Solicitation
     AKRON, Ohio, March 4, 2010 — The Goodyear Tire & Rubber Company today announced the results of its offer to exchange any and all of its $650 million in aggregate principal amount of 7.857% notes due in 2011 (“old notes”) for a new series of 8.75% notes due in 2020 (“new notes”) and its solicitation of consents from holders of the old notes to certain proposed amendments to the terms of the indenture that governs the old notes.
     The exchange offer and consent solicitation expired at 11:59 p.m. on March 2, 2010. Approximately $262 million in principal amount of old notes, or 40.3 percent of those outstanding, were validly tendered. On the settlement date, which is expected to occur on or about March 5, 2010, Goodyear will issue approximately $282 million in principal amount of new notes in the exchange. Goodyear will also make a cash payment to exchanging holders, representing accrued and unpaid interest on the old notes and cash paid in lieu of fractional bonds, for the tendered old notes. Approximately $388 million in principal amount of old notes will remain outstanding. The proposed amendments to the indenture governing the old notes will not be adopted.
     Citi is acting as dealer manager and solicitation agent for the exchange offer and consent solicitation. Global Bondholder Services is acting as information agent and exchange agent for the exchange offer and consent solicitation. Information concerning settlement procedures may be obtained by contacting Global Bondholder Services at 866-924-2200. Information concerning the terms of settlement may be obtained by contacting Citi at 212-723-6106, attention Liability Management Group.
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     Holders of the old notes are urged to read the preliminary prospectus and the other materials related to the exchange offer and consent solicitation because they contain important information. Copies of the registration statement, preliminary prospectus and other materials related to the exchange offer and consent solicitation may be obtained at no charge from Global Bondholder Services at 866-924-2200 or from the SEC’s website at www.sec.gov.
     Goodyear is one of the world’s largest tire companies. It employs approximately 69,000 people and manufactures its products in 57 facilities in 23 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear, go to www.goodyear.com/corporate.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; increases in the prices paid for raw materials and energy; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; pension plan funding obligations; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; the adequacy of our capital expenditures; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.